Exhibit 10.12

December 17, 2007

Gregory D. Perry

500 Washington Road

Barrington, RI 02806

Dear Mr. Perry:

Reference is made to that letter from Elixir Pharmaceuticals, Inc. (“Elixir” or the “Company”) to you, dated as of January 22, 2007, in which Elixir offered you the full-time position of Chief Financial Officer (“Prior Letter Agreement”). As you are aware, Elixir has filed a registration statement with the Securities and Exchange Commission for an initial public offering (“IPO”). In anticipation of our becoming a public company, Elixir is pleased to offer you the opportunity to amend and restate the terms of your employment agreement with Elixir, as set forth below. If you accept this offer, this letter agreement will supersede the Prior Letter Agreement in its entirety.

In addition to the terms set forth below, if you accept this offer I will recommend that Elixir’s Board of Directors (the “Board”) approve a stock option grant to you for the purchase of 65,000 shares of Elixir’s common stock (such number not to be adjusted as a result of the reverse stock split contemplated in connection with the IPO) upon the effectiveness of the registration statement for the IPO at an option price per share equal to the price at which Elixir’s shares are offered to the public in the IPO.

1. Your base salary will be at the rate of $11,538.46 per bi-weekly payroll period ($300,000 annually), in accordance with Elixir’s regular payroll practices. All salary and other payments relating to your employment will be reduced by taxes and other amounts that Elixir is legally required to withhold or that you have authorized Elixir to withhold.

2. Your base salary includes the cost of your participation in the Company’s long and short term disability insurance programs. The premiums for this insurance will be deducted from your bi-weekly payroll payments on an after tax basis. This treatment is necessary to provide you with an after tax benefit should you receive benefits under either of the disability programs in the future.

3. During your employment, you will be expected to devote your full business time and best professional efforts to the performance of your duties and responsibilities for Elixir. As an Elixir employee you will perform duties assigned to you; comply with directions given to you; perform your job duties in accordance with Elixir’s policies; abide by all laws and regulations that govern your employment; and use your best efforts to promote the interests of Elixir. You will be eligible for a performance and salary review during the first quarter of 2008.

Letter to Gregory D. Perry

Dated December 17, 2007

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4. During your employment you will be eligible to participate in all benefit plans, provided you are eligible, offered by Elixir to employees generally, subject to plan terms, applicable Elixir policies, and any required employee contributions. Benefits may be changed or terminated and new benefits may be added.

5. Your initial annual bonus target will be 30% of your base salary. The actual amount of your annual bonus award will be based upon on achievement of Company goals as well as your individual goals as determined by the Board or a committee thereof. Your bonus will be paid on the date annual bonuses are paid to other employees provided you remain employed by Elixir at such time. The Board’s or its committee’s assessment of the Company’s and your prior year’s performance will be made during the first calendar quarter of the following year.

6. In connection with your employment, you executed an Employee Non-Disclosure and Developments Agreement and a Non-Competition and Non-Solicitation Agreement, copies of which are attached to this letter agreement (“Restrictive Covenants”). You hereby represent that you have fully complied with the terms of the Restrictive Covenants. Your further acknowledge and agree that the Restrictive Covenants shall remain in full force and effect and are hereby incorporated by reference into this letter agreement. In the event you receive Severance Benefits (as defined below) pursuant to this letter agreement and you fail to comply with any Restrictive Covenant obligation, in addition to any other legal or equitable remedies it may have for such breach or proposed breach, the Company shall have the right to terminate or suspend your Severance Benefits. The terms of or suspension of your Severance Benefits in the event of such a breach or proposed breach by you will not affect your Restrictive Covenant obligations or any other post-employment obligation arising from this letter agreement or otherwise.

7. You will continue to be employed on an at will basis, meaning your employment may be terminated by you or the Company at anytime and for any reason, provided that, if your employment is terminated either (1) by the Company for any reason other than for Cause (as defined below) or (2) by you for Good Reason (as defined below), you will be entitled to (a) severance in the form of continued salary payments (at your annual base salary in effect as of the time of such termination) for twelve (12) months after termination and (b) the monthly premium for your continued group health insurance coverage under COBRA for the lesser of twelve (12) months or until you are eligible for alternative group health insurance (to the extent you timely elect to continue your group health coverage under COBRA) (collectively, “Severance Benefits”). The Severance Benefits shall be subject to all applicable federal, state and local payroll and withholding taxes. Our obligation to deliver any Severance Benefits shall be conditioned upon your executing and returning, within the timeframe set forth in the document that shall not exceed

Letter to Gregory D. Perry

Dated December 17, 2007

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45 days, a separation agreement and general release in a form acceptable to the Company. The Severance Benefits shall commence on the next regular payroll date following the effective date of the separation agreement. You hereby authorize the Company to offset any definitive amount owed to the Company as of the date of termination from your final pay or Severance Benefits. You shall not be eligible for Severance Benefits in the event that your employment is terminated (x) by you for reasons other than Good Reason, (y) by the Company for Cause or (z) by reason of your death or Disability (as defined below).

For purposes of the preceeding paragraph only, the terms “Cause,” “Good Reason,” and “Disability” shall be defined as follows.

A termination for “Cause” shall mean a termination by the Company for one or more of the following reasons: (i) the commission by you of a felony, or pleading nolo contendere to a felony, or any other crime or any other violation of law (other than misdemeanors arising out of motor vehicle violations); (ii) your material breach of the terms of this letter agreement, your Employee Non-Disclosure and Developments Agreement, your Non-Competition and Non-Solicitation Agreement, any other agreement between you and the Company or any of the Company’s policies, including its Insider Trading Policy and Procedures or Code of Business Conduct and Ethics; (iii) the commission by you of any act of dishonesty, disloyalty, fraud, embezzlement, misappropriation, breach of fiduciary duty or conflict of interest; (iv) the commission by you of any act that constitutes a violation of the federal or state securities laws; or (v) your continued failure to substantially perform the duties of your position, which remains uncured for the period of thirty calendar days after your receipt of written notification from the Company of such failure.

A termination for “Good Reason” shall mean your resignation from employment for one or more of the following reasons: (i) the Company’s material breach of the terms of this letter agreement, including the failure of a successor entity to assume the Company’s obligations under this letter agreement; (ii) a reduction in your base salary, unless such reduction is approved by you or part of a uniform reduction in compensation for all Company executives; (iii) a demotion in your title as Chief Financial Officer; (iv) a substantial diminution in your duties and responsibilities as Chief Financial Officer; or (v) the relocation of the Company’s principal corporate office to a location that is 35 miles further than the distance from your home to the Company’s current location in Cambridge, Massachusetts, without your prior written approval; provided, however, that with respect to each of the conditions described above, you may not establish “Good Reason” unless you have provided written notice to the Board of the existence of such condition and the Company fails to cure such condition within the thirty day period following receipt of such notice.

A “Disability” shall mean any physical incapacity or mental incompetence (x) as a result of which your are unable to substantially perform your essential duties and responsibilities hereunder for an aggregate of 90 days, whether or not consecutive, in any 180 day period, and (y) which cannot be reasonably accommodated by the Company without undue hardship.

Letter to Gregory D. Perry

Dated December 17, 2007

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8. Anything in this letter agreement to the contrary notwithstanding, if at the time of your termination of employment you are considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that you become entitled to under this letter agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (A) six months after your separation from service, or (B) your death, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this paragraph 8. By signing below, you acknowledge that you and the Company intend that this letter agreement will be administered in accordance with Section 409A of the Code. By signing below, you acknowledge that you and the Company agree that this letter agreement may be amended, as reasonably requested by either you or the Company as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

9. In the event that any compensation, payment or distribution by Elixir to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this letter agreement or otherwise (“Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the following provisions shall apply:

A.	If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by you on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, you shall be entitled to all Severance Payments.

B.	If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this letter agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount.

Letter to Gregory D. Perry

Dated December 17, 2007

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For purposes of this letter agreement, “Threshold Amount” shall mean three times your “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by you with respect to such excise tax. The determination as to whether the Severance Payments would be subject to the Excise Tax and the calculation of any reduction described above shall be made by a nationally recognized accounting firm selected by Elixir (the “Accounting Firm”), which shall provide detailed supporting calculations both to Elixir and you within 15 business days of the date of your termination, if applicable, or at such earlier time as is reasonably requested by Elixir or you. For purposes of such determination, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of you residence on the date of your termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon Elixir and you.

10. This offer is conditioned on your representation that you were not at the time you joined Elixir, and continue not to be, subject to any confidentiality, noncompetition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at Elixir.

11. Our offer in this letter agreement and your acceptance thereof are not meant to be a contract of employment for a specific term. This means that, after signing below, you will retain the right to terminate your employment at any time and Elixir will also retain that right, as well as the right to modify your compensation, job duties and other terms and conditions of your employment. Thus, nothing in this letter agreement affects your status as an at-will employee.

In signing this letter agreement you acknowledge and agree that this is the complete agreement between you and the Company with respect to the subject matter addressed in this letter agreement. You are not relying on any promises or understandings with respect to your employment that are not set forth expressly in this letter agreement, including without limitation any promises or understandings implied through the course of dealing or otherwise between you and Elixir during your employment through the date hereof. Further, you acknowledge and agree that this letter agreement supersedes all prior agreements between the parties including the Prior Letter Agreement, except that this letter agreement shall have no effect on any agreement related to any option or other equity award granted to you prior to the effective date of this letter agreement or on any agreement related to your ethical or conduct obligations.

If the terms of this letter agreement are acceptable to you, please sign and return it to me at your earliest convenience.

Very Truly Yours,

By:	/s/ William K. Heiden
Name:	William K. Heiden
Title:	CEO & President

Accepted and Agreed.

Name:	/s/ Gregory D. Perry	Date: December 17, 2007
Gregory D. Perry